                                                                     EXHIBIT 2.3

                            VERSO TECHNOLOGIES, INC.
                         400 GALLERIA PARKWAY, SUITE 300
                             ATLANTA, GEORGIA 30339

                                November 22, 2000


AremisSoft Corporation
216 Haddon Avenue, Suite 607
Westmont, New Jersey 08108

         RE: AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS, DATED SEPTEMBER 28, 2000 (THE "AGREEMENT"), BY AND AMONG AREMISSOFT CORPORATION ("PURCHASER"), VERSO TECHNOLOGIES, INC. (FORMERLY, ELTRAX SYSTEMS, INC.) ("VERSO") AND ELTRAX HOSPITALITY GROUP, INC. ("EHGI"), AND LETTER AGREEMENT, DATED OCTOBER 18, 2000, BY AND BETWEEN PURCHASER AND VERSO (THE "LETTER AGREEMENT")

Gentlemen:

         With reference to the Agreement and the Letter Agreement, this letter will confirm and memorialize our additional agreements with respect to the closing of the Related Transactions. Capitalized terms used but not defined herein shall have the respective meanings given to them in the Agreement and the Letter Agreement.

         1. Verso hereby agrees to pay all legal fees (and related legal expenses) incurred by the Affiliated Sellers in connection with the Related Transactions. In connection therewith, Verso agrees to reimburse Purchaser the legal fees set forth on Attachment A hereto promptly after Purchaser's execution of this letter. Such amounts will be paid to Purchaser in US dollars at the applicable exchange rate set forth on Attachment A.

         2. Purchaser agrees (for itself and its Affiliates) to waive the condition in each Related Transaction Purchase Agreement (or any other agreement to which the Purchaser and its Affiliates are a party relative to the Related Transactions) that would require the Affiliated Seller which is a party thereto to deliver as a condition to closing any consent, authorization and waiver from any third party to any contract, license, commitment, sales order, purchase order or arrangement with the Affiliated Seller (collectively, "Third-party Agreements"), and to close the remaining Related Transactions (in the countries of Australia, Singapore, Malaysia, Hong Kong and Belgium) as soon as reasonably practicable, but in no event later than November 30, 2000, subject only to the satisfaction by the Affiliated Seller or waiver by the Purchaser (or the Purchaser's Affiliate) of the conditions (other than those waived herein) to the Purchaser's (or the Purchaser's Affiliate's) obligation to close the Related Transaction contained in the purchase agreements for such Related Transactions.
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AremisSoft Corporation
November 16, 2000
Page 2


         3. Neither this letter nor any other agreement executed in connection with the Related Transactions shall constitute an agreement to assign any Third-party Agreement without the consent of the other party thereto if any attempted assignment of the same without the consent of the other party thereto would constitute a breach thereof or in any way affect the rights of the Affiliated Seller thereunder. As to those Third-party Agreements to which consent to their assignment is not obtained, the Purchaser shall act as the agent of the Affiliated Seller in order to obtain for the Purchaser the benefits thereunder, provided that the Purchaser or its Affiliate, as the case may be, performs all of the duties and obligations under such Third-party Agreements. Effective as of the closing date of each of the respective Related Transactions, Verso will cause the Affiliated Seller involved in that Related Transaction to constitute and appoint Purchaser or Purchaser's designee the true and lawful attorney in fact of such Affiliated Seller, in the name of the Purchaser or the Affiliated Seller (as the Purchaser shall determine in its sole discretion) to
(i) institute and prosecute all proceedings which the Purchaser may deem appropriate in order to collect, assert or enforce any claim, right or title of any kind in or to the Third-party Agreements as provided for in the purchase agreement for the Related Transaction; (ii) defend or compromise any and all actions, suits or proceedings in respect of any of the Third-party Agreements, and to do all such acts and things in relation thereto as the Purchaser shall deem advisable; and (iii) take all action which the Purchaser any reasonably deem proper in order to provide for the Purchaser the benefits under any Third-party Agreements where any required consent of another party to the sale or assignment thereof to the Purchaser pursuant to the purchase agreement for the Related Transaction shall not have been obtained. The Purchaser shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers.

         4. The Purchaser hereby agrees to indemnify, defend and hold harmless Verso and the Affiliated Sellers (and their respective officers, directors, shareholders, managers, members, employees, agents, successors and assigns) (collectively, the "Seller Parties") for, from and against any and all liabilities, losses, costs or expenses which any of the Seller Parties may suffer or for which any of the Seller Parties may become liable and which are based on, the result of or arise out of the performance by the Purchaser, or its designee, as agent and/or attorney in fact for any of the Affiliated Sellers pursuant to the terms of this letter, or any Affiliated Seller's obligations under the Third-party Agreements, to the extent such obligations would have been Assumed Liabilities of the Purchaser had such Third-party Agreements been assigned to the Purchaser with the consent, authorization or waiver of the third party as contemplated in the Agreement and the Letter Agreement.

         5. With respect to the Third-party Agreements for which no consent to the assignment thereof shall have been obtained, on request, Verso will, and will cause the Affiliated Seller party thereto to, use all commercially reasonable efforts to obtain such consents as soon as possible after the closing of the Related Transactions. Upon obtaining any such consent, Verso will cause the Affiliated Seller to assign such Third-party Agreement to Purchaser or Purchaser's designee.
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AremisSoft Corporation
November 16, 2000
Page 3

         Except as specifically provided herein, the Agreement and the Letter Agreement shall remain in full force and effect. In the event of any conflict between the terms of the Agreement, the Letter Agreement or any Related Transaction Purchase Agreement and the terms of this letter, the terms of this letter shall control. This letter may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one instrument.

         Copies, whether facsimile, photostatic or otherwise, of signatures to this letter shall be deemed to be originals and may be relied on to the same extent as the originals.

                                        Sincerely,

                                        VERSO TECHNOLOGIES, INC.


                                        By:   /s/ Juliet M. Reising
                                                  -----------------
                                        Its:  Executive Vice President and Chief
                                              Financial Officer




ACCEPTED AND AGREED TO BY THE UNDERSIGNED.

AREMISSOFT CORPORATION


By: /s/ Roys Poyiadjis
        --------------
  Its: Chief Executive Officer and President